                                                                    EXHIBIT 10.5



                                  April 3, 1998


The Prudential Insurance Company of America
c/o Prudential Capital Group
2200 Ross Avenue, Suite 4200
Dallas, TX  75201

Teachers Insurance and Annuity
  Association of America
730 Third Avenue
New York, New York 10017
Attention:  Securities Division

Connecticut General Life Insurance Company
INA Life Insurance Company of New York
Life Insurance Company of North America
c/o CIGNA Investments, Inc.
Hartford, Connecticut  06152
Attention:  Private Securities Division

United of Omaha Life Insurance Company
Mutual of Omaha Insurance Company
Companion Life Insurance Company
United World Life Insurance Company
Mutual of Omaha Plaza
Omaha, NE  68175

First Colony Life Insurance Company
700 Main Street
Lynchburg, VA  24504

Lincoln National Life Insurance Company
c/o Lincoln Investment Management, Inc.
200 East Berry Street, Renaissance Square
Fort Wayne, IN  46802

         Re:   Lennox International Inc.
               9.53% Senior Promissory Notes due 2001; 9.69% Senior Promissory Notes due 2003; 7.06% Senior Promissory Notes due 2005; and 6.73% Senior Promissory Notes due 2008

Ladies and Gentlemen:

         Reference is made to:

         (i) three separate Agreements of Assumption and Restatement, dated as of December 1, 1991 (the "1991 AGREEMENTS"), between Lennox International Inc. (the "COMPANY") and each of Teachers Insurance and Annuity Association of America, Connecticut General Life Insurance Company and INA Life Insurance Company of New York (collectively, and together with their respective successors and assigns, the "1991 HOLDERS");

         (ii) nine separate Note Purchase Agreements, dated as of December 1, 1993 (the "1993 NOTE Agreements"), between the Company and each of The Prudential Insurance Company of America, Connecticut General Life Insurance Company, Connecticut General Life Insurance Company, on behalf of One or More Separate Accounts, Life Insurance Company of North America, United of Omaha Life Insurance Company, Mutual of Omaha Insurance Company, Companion Life Insurance Company, United World Life Insurance Company, and First Colony Life Insurance Company (collectively, and together with their respective successors and assigns, the "1993 HOLDERS");

         (iii) the Note Purchase Agreement, dated as of July 6, 1995 (the "1995 NOTE AGREEMENT"), between the Company and Teachers Insurance and Annuity Association of America (together with its successors and assigns, the "1995 HOLDER"); and

         (iv) eight separate Note Purchase Agreements, dated as of April 3, 1998 (as in effect on the date of execution and delivery thereof, and without giving effect to any amendment to or waiver of any term or provision thereof, the "1998 NOTE AGREEMENTS"), between the Company and each of The Prudential Insurance Company of America, U.S. Private Placement Fund, Teachers Insurance and Annuity Association of America, Connecticut General Life Insurance Company, Connecticut General Life Insurance Company, on behalf of One or More Separate Accounts, CIGNA Property and Casualty Insurance Company, United of Omaha Life Insurance Company and Companion Life Insurance Company.

The 1991 Note Agreements, 1993 Note Agreements and 1995 Note Agreement are collectively referred to herein as the "EXISTING NOTE AGREEMENTS". The 1991 Holders, 1993 Holders and 1995 Holder are collectively referred to herein as the "EXISTING HOLDERS". The senior notes issued and outstanding under each of the Existing Note Agreements are collectively referred to herein as the "EXISTING NOTES". Capitalized terms used in the body of this letter agreement and not otherwise defined herein shall have the respective meanings set forth in the Existing Note Agreements.

         The Company has requested the Existing Holders to enter into this letter agreement (this "AMENDMENT AGREEMENT") in order to make certain modifications to the Existing Note Agreements for the purpose of conforming the covenants, Events of Default and remedies of the Existing Note Agreements to those of the 1998 Note Agreements, and the Existing Holders have agreed to such modifications, subject to the conditions set forth herein. Therefore, the Existing Holders and the Company hereby agree as follows:

         1. The provisions of Sections 5, 6, 7 and 9 of the Existing Note Agreements are hereby superseded by the provisions of Schedule A attached hereto, the related definitions set forth in Schedule B attached hereto and the list of Subsidiaries set forth in Schedule C attached hereto.

Capitalized terms used in Schedule A, Schedule B or Schedule C but not defined in Schedule A or Schedule B are used with the meanings specified in the Existing Note Agreements. Section references that appear in Schedule A and Schedule B and that refer to Section numbers used in Schedule A constitute references to the Section numbers used in Schedule A and not to those in the portions of the Existing Note Agreements that are not being superseded by the provisions of this Amendment Agreement, notwithstanding the fact that the same numbers may also be used in such other portions of the Existing Note Agreements. The defined terms contained in Section 8 of the Existing Note Agreements shall continue to apply to such other portions of the Existing Note Agreements. References in the Existing Note Agreements to Section 7.12 thereof shall hereafter be deemed to refer to Section 9.6 of Schedule A.

         2. Section 8 of the Existing Note Agreements is amended by (a) deleting the definitions of "Computation Date" and "Computation Period" therefrom, (b) modifying the definition of "Event of Default" to refer to Section 11 of Schedule A to this Amendment Agreement and (c) amending the definition of "Special Premium" by replacing the reference to Section 9.1 therein with a reference to Section 12.1 of Schedule A of this Amendment Agreement.

         3. Effectiveness of Amendment Agreement. This Amendment Agreement shall be effective when holders of at least 66-2/3% in aggregate unpaid principal amount of all Existing Notes under each of the 1991 Note Agreements, the 1993 Note Agreements and the 1995 Note Agreement at the time outstanding shall have executed a counterpart of this Amendment Agreement, and (ii) the Company shall have furnished to each of the Existing Holders evidence of the satisfaction of clause (i).

         4. Representations and Warranties. The Company hereby represents and warrants that:

            (a) Upon the effectiveness of this Amendment Agreement, no Default or Event of Default shall have occurred and be continuing.

            (b) The Company has the corporate power and authority to execute and deliver this Amendment Agreement and to perform the Existing Note Agreements, as amended hereby.

            (c) This Amendment Agreement has been duly authorized by all necessary corporate action on the part of the Company, and the Existing Note Agreements, as amended hereby, constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (i)applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (d) The execution and delivery of this Amendment Agreement by the Company and the performance by the Company of the Existing Note Agreements, as amended hereby, will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Body applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Body applicable to the Company or any Subsidiary.

            (e) No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Body is required in connection with the execution and delivery of this Amendment Agreement by the Company or the performance by the Company of this Amendment Agreement or the Existing Note Agreements, as amended hereby.

            (f) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Body that, individually or in the aggregate, would reasonably be expected to have a material adverse effect upon the ability of the Company to perform its obligations under the Existing Note Agreements, as amended hereby, or upon the validity or enforceability of the Existing Note Agreements, as amended hereby.

         5. Miscellaneous. Except as expressly amended by this Amendment Agreement, the Existing Note Agreements shall remain in full force and effect. No amendment to, or waiver of, any provision of the 1998 Note Agreements will constitute an amendment to, or waiver of, any provision of the Existing Note Agreements, which Existing Note Agreements will continue to be subject to the amendment and waiver provisions contained in Section 12 thereof. This Amendment Agreement shall be binding upon and inure to the benefit of the Existing Holders and their respective successors and permitted assigns. This Amendment Agreement may be signed in any number of counterparts, each of which shall constitute an original.

         If the foregoing correctly describes our understanding with respect to the subject matter of this Amendment Agreement, please execute this letter in the place indicated below.

                                        Very truly yours,

                                        LENNOX INTERNATIONAL INC.


                                        By:  /s/ Clyde Wyant
                                             --------------------------------
                                             Clyde Wyant
                                             Executive Vice President,
                                             Chief Financial Officer
                                             and Treasurer


ACCEPTED AND AGREED:

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA


By:    /s/ Randall M. Kob
   ------------------------------------------
Name:  Randall M. Kob
     ----------------------------------------
Title: Vice President
      ---------------------------------------



TEACHERS INSURANCE AND ANNUITY
  ASSOCIATION OF AMERICA


By:    /s/ Charles C. Thompson III
   ------------------------------------------
Name:  Charles C. Thompson III
     ----------------------------------------
Title: Managing Director - Private Placements
      ---------------------------------------



CONNECTICUT GENERAL LIFE INSURANCE COMPANY
By:      CIGNA Investments, Inc.


     By:    /s/ Edward Lewis
        -----------------------------------
     Name:  Edward Lewis
          ---------------------------------
     Title: Managing Director
           --------------------------------

CONNECTICUT GENERAL LIFE INSURANCE COMPANY,
on behalf of One or More Separate Accounts
By:      CIGNA Investments, Inc.


     By:    /s/ Edward Lewis
            ---------------------------
     Name:  Edward Lewis
     Title: Managing Director



INA LIFE INSURANCE COMPANY OF NEW YORK
By:      CIGNA Investments, Inc.


     By:    /s/ Edward Lewis
            ---------------------------
     Name:  Edward Lewis
     Title: Managing Director



LIFE INSURANCE COMPANY OF NORTH AMERICA
By:      CIGNA Investments, Inc.


     By:    /s/ Edward Lewis
            ---------------------------
     Name:  Edward Lewis
     Title: Managing Director



UNITED OF OMAHA LIFE INSURANCE COMPANY


By:         /s/ Edwin H. Garrison, Jr.
            ---------------------------
Name:       Edwin H. Garrison, Jr.
Title:      First Vice President



MUTUAL OF OMAHA INSURANCE COMPANY


By:         /s/ Edwin H. Garrison, Jr.
            ---------------------------
Name:       Edwin H. Garrison, Jr.
Title:      First Vice President

COMPANION LIFE INSURANCE COMPANY


By:         /s/ Edwin H. Garrison, Jr.
            ---------------------------
Name:       Edwin H. Garrison, Jr.
Title:      First Vice President


By:         /s/ Jeffry F. Sailer
            ---------------------------
Name:       Jeffry F. Sailer
Title:      Assistant Treasurer



UNITED WORLD LIFE INSURANCE COMPANY


By:         /s/ Edwin H. Garrison, Jr.
            ---------------------------
Name:       Edwin H. Garrison, Jr.
Title:      First Vice President



FIRST COLONY LIFE INSURANCE COMPANY


By:
   ------------------------------------
Name:
     ----------------------------------
Title:
      ---------------------------------



LINCOLN NATIONAL LIFE INSURANCE COMPANY


By:
   ------------------------------------
Name:
     ----------------------------------
Title:
      ---------------------------------

                                                                      SCHEDULE A




7.      INFORMATION AS TO COMPANY.


7.1.    FINANCIAL AND BUSINESS INFORMATION.

              The Company shall deliver to each holder of Notes that is an Institutional Investor:

              (a) Quarterly Statements -- within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of

              (i) consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries and of the Company and its Subsidiaries as at the end of such quarter, and

              (ii) consolidated and consolidating statements of income, changes in shareholders' equity and cash flows of the Company and its Restricted Subsidiaries and of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, all in reasonable detail and setting forth, in the case of such consolidated statements, in comparative form the figures for the corresponding periods in the previous fiscal year, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a); provided further that if such Form 10-Q does not contain consolidating information for the Company and its Restricted Subsidiaries, the Company shall also deliver to each such holder the consolidating information described in this Section 7.1(a);

              (b) Annual Statements -- within 120 days after the end of each fiscal year of the Company, duplicate copies of

              (i) consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries and of the Company and its Subsidiaries, as at the end of such year, and

              (ii) consolidated and consolidating statements of income, changes in shareholders' equity and cash flows of the Company and its Restricted Subsidiaries and of the Company and its Subsidiaries, for such year;

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied, (1) in the case of the consolidated statements, by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and (2) in the case of the consolidating statements, either certified by a Senior Financial Officer as fairly stating, or accompanied by a report thereon by such accountants containing a statement to the effect that such consolidating financial statements fairly state, the financial position and the results of operations and cash flows of the companies being reported upon in all material respects in relation to the consolidated financial statements for the periods indicated as a whole; provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of clauses (i) and (ii) of this Section 7.1(b); provided further that if such Form 10-K does not contain consolidating information for the Company and its Restricted Subsidiaries, the Company shall also deliver to each such holder the consolidating information described in this Section 7.1(b); and

              (iii) a certificate of such accountants stating that in making the examination for such report, they have obtained no knowledge of any Default or Event of Default, or, if they have obtained knowledge of any Default or Event of Default, specifying the nature and period of existence thereof and the action the Company has taken or proposes to take with respect thereto.

              (c) SEC and Other Reports - if the Company or any Restricted Subsidiary shall be required to file reports with the Securities and Exchange Commission, promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Restricted Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company or any Restricted Subsidiary with the Securities and Exchange Commission;

              (d) Notice of Default or Event of Default -- promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

              (e) ERISA Matters -- promptly, and in any event within five days after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

              (i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof and the potential cost to the Company or such ERISA Affiliate resulting therefrom exceeds $500,000; or

              (ii) the taking by the PBGC of steps to institute, or the threatening in writing by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

              (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; and

              (f) Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Restricted Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.


7.2.    OFFICER'S CERTIFICATE.

              Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

              (a) Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.3 through Section 10.9 hereof, inclusive, and with all Additional Covenants, if any, that involve calculations during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section or Additional Covenant, as the case may be, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections or Additional Covenants, as the case may be, and the calculation of the amount, ratio or percentage then in existence);

              (b) Event of Default -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto;

              (c) Management's Discussion and Analysis -- a written discussion and analysis by management of the financial condition and results of operations of the lines of business conducted by each material Restricted Subsidiary for such accounting period; and

              (d) Litigation -- a written statement that, to the best of such Officer's knowledge after due inquiry, except as otherwise disclosed in writing to you, there is no litigation (including derivative actions), arbitration proceeding or governmental proceeding pending to which the Company or any Subsidiary is a party, or with respect to the Company or any Subsidiary or their respective properties, which has a significant possibility of materially and adversely affecting the business, operations, properties or condition of the Company or of the Company and its Subsidiaries taken as a whole.


7.3.    INSPECTION; CONFIDENTIALITY.

              The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

              (a) No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Restricted Subsidiaries with the Company's officers and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Restricted Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing;

              (b) Default -- if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested; and

              (c) Technical Data - anything herein to the contrary notwithstanding, neither the Company nor any of its Subsidiaries shall have any obligations to disclose pursuant to this Agreement any engineering, scientific, or other technical data without significance to your analysis of the financial position of the Company and its Subsidiaries.


9.      AFFIRMATIVE COVENANTS

              The Company covenants that so long as any of the Notes are outstanding:


9.1.    COMPLIANCE WITH LAW

              The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Restricted Subsidiaries taken as a whole.


9.2.    INSURANCE

              The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3.    MAINTENANCE OF PROPERTIES

              The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Restricted Subsidiaries taken as a whole.


9.4.    PAYMENT OF TAXES

              The Company will and will cause each of its Subsidiaries to file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax or assessment if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Restricted Subsidiaries taken as a whole.


9.5.    CORPORATE EXISTENCE, ETC.

              The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.2 and 10.3, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Restricted Subsidiaries (unless merged into the Company or a Restricted Subsidiary) and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Restricted Subsidiaries taken as a whole.


9.6     PURCHASE OF NOTE UPON CHANGE OF CONTROL.

              At least 15 Business Days (or, in the case of any transaction permitted by Section 10.2 resulting in a Change of Control, at least 45 days) and not more than 90 days prior to the occurrence of any Change of Control, the Company will give written notice thereof to each holder of an outstanding Note in the manner and to the address specified for notices pursuant to this Section
9.6 for such holder in Schedule A or as otherwise specified by such holder in writing to the Company. Such notice shall contain (i) an offer by the Company to purchase, on the date of such Change of Control or, if such notice shall be delivered less than 35 days prior to the date of such Change of Control, on the date 35 days after the date of such notice (the "PURCHASE DATE"), all Notes held by each such holder at a price equal to 100% of the principal amount thereof, together with interest accrued thereon to the Purchase Date, (ii) the estimated amount of accrued interest, showing in reasonable detail the calculation thereof and (iii) the Company's estimate of the date on which such Change of Control shall occur. Said offer shall be deemed to lapse as to any such holder which has not replied affirmatively thereto in writing within 35 days of the giving of such notice. As soon as practicable (and in any event at least 24 hours) prior to such Change of Control, the Company shall give written confirmation of the date thereof to each such holder which has affirmatively replied to the notice given pursuant to the first sentence of this Section 9.6. In the event that the Company shall purchase any Notes pursuant to this Section 9.6, the same shall thereafter be canceled and not reissued and shall not be deemed "OUTSTANDING" for any purpose of this Agreement.

              For the purposes of this Section 9.6, a "CHANGE OF CONTROL" shall be deemed to occur if any New Owner shall acquire beneficial ownership of shares in the Company having Voting Rights pertaining thereto which would allow such New Owner to elect more members of the board of directors than could be elected by the exercise of all Voting Rights pertaining to shares in the Company then owned beneficially by the Norris Family. As used in this Section 9.6:

             (i) "VOTING RIGHTS" pertaining to shares of a corporation means the rights to cast votes for the election of directors of such corporation in ordinary circumstances (without consideration of voting rights which exist only in the event of contingencies).

             (ii) "NORRIS FAMILY" means all persons who are lineal descendants of D.W. Norris (by birth or adoption), all spouses of such descendants, all estates of such descendants or spouses which are in the course of administration, all trusts for the benefit of such descendants or spouses, and all corporations or other entities in which, directly or indirectly, such descendants or spouses (either alone or in conjunction with other such descendants or spouses) have the right, whether by ownership of stock or other equity interests or otherwise, to direct the management and policies of such corporations or other entities (each such person, spouse, estate, trust, corporation or entity being referred to herein as a "MEMBER" of the Norris Family). In addition, so long as any employee stock ownership plan exercises its Voting Rights in the same manner as members of the Norris Family (exclusive of employee stock ownership plans) who have a majority of the Voting Rights exercised by all such members of the Norris Family, such employee stock ownership plan shall be deemed a member of the Norris Family.

             (iii) "NEW OWNER" means any person (other than a member of the
                   Norris Family), or any syndicate or group of persons (exclusive of all members of the Norris Family) which would be deemed a "PERSON" for the purposes of Section 13(d) of the Exchange Act, who directly or indirectly acquires shares in the Company.

Notwithstanding anything in this Section 9.6 to the contrary, if an Event of Default exists following a Change of Control and the Notes are accelerated pursuant to the provisions of Section 12.1, the holders of the Notes shall be entitled to receive the Make-Whole Amount relating to such accelerated amount as provided in Section 12.1.


9.7.    MOST FAVORED LENDER'S STATUS.

              The Company will not and will not permit any Restricted Subsidiary to enter into, assume or otherwise be bound or obligated under any agreement creating or evidencing Indebtedness or any agreement executed and delivered in connection with any Indebtedness containing one or more

Additional Covenants or Additional Defaults (as defined below), unless prior written consent to such agreement shall have been obtained pursuant to Section 12 of the Existing Note Purchase Agreements; provided, however, in the event the Company or any Restricted Subsidiary shall enter into, assume or otherwise become bound by or obligated under any such agreement without the prior written consent of the holders of the Notes, the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement. The Company further covenants to promptly execute and deliver at its expense an amendment to this Agreement in form and substance satisfactory to the Required Holders evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 9.7, but shall merely be for the convenience of the parties hereto.

              For purposes of this Agreement, (i) the term "ADDITIONAL COVENANT" shall mean any affirmative or negative covenant or similar restriction applicable to the Company or any Restricted Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (A) is similar to that of the covenants in Section 9 or 10 of this Agreement, or related definitions in Schedule B to this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of such other Indebtedness (and such covenant or similar restriction shall be deemed an "ADDITIONAL COVENANT" only to the extent that it is more restrictive or more beneficial) or (B) is different from the subject matter of the covenants in Section 9 or 10 of this Agreement, or related definitions in Schedule B to this Agreement; and (ii) the term "ADDITIONAL DEFAULT" shall mean any provision which permits the holder of such Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise require the Company or any Restricted Subsidiary to purchase such Indebtedness prior to the stated maturity of such Indebtedness and which either
(A) is similar to the Defaults and Events of Default contained in Section 11 of this Agreement, or related definitions in Schedule B to this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holder or holders of such other Indebtedness (and such provision shall be deemed an "ADDITIONAL DEFAULT" only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (B) is different from the subject matter of the Defaults and Events of Default contained in Section 11 of this Agreement, or related definitions in Schedule B to this Agreement.

              Notwithstanding anything herein to the contrary, until the earlier of (a) July 1, 1998 or (b) the amendment of such Revolving Credit Agreement on or after the date hereof, this Section 9.7 shall not apply to the Revolving Credit Agreement dated as of December 4, 1991, as amended prior to the date hereof, among the Company, the banks named on the signature pages thereof, and The Northern Trust Company, as agent.


9.8.    COVENANT TO SECURE NOTES EQUALLY

              If the Company shall create, assume or permit to exist any Lien upon any of its property or assets, or permit any Restricted Subsidiary to create, assume or permit to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than those Liens permitted by the provisions of Section 10.5, the Company shall make or cause to be made effective provision whereby the Notes will be secured equally and ratably with any and all other obligations thereby secured, with the documentation for such security to be reasonably satisfactory to the Required Holders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property. Any violation of Section 10.5 will constitute an Event of Default, whether or not provision is made for an equal and ratable Lien pursuant to this Section 9.8.


9.9.    ENVIRONMENTAL MATTERS

              (a) The Company will and will cause each of its Subsidiaries to comply in all material respects with all applicable Environmental Laws if, individually or in the aggregate, failure to comply therewith could reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Company or the Company and its Subsidiaries, taken as a whole.

              (b) The Company will not and will not permit any of its Subsidiaries to cause or allow any Hazardous Substance to be present at any time on, in, under or above any real property or any part thereof in which the Company or any Subsidiary has a direct interest (including without limitation ownership thereof or any arrangement for the lease, rental or other use thereof, or the retention of any mortgage or security interest therein or thereon), except in a manner and to an extent that is in compliance in all material respects with all applicable Environmental Laws or that will not have a material adverse effect on the financial condition or results of operations of the Company or the Company and its Subsidiaries, taken as a whole.


10.     NEGATIVE COVENANTS

              The Company covenants that so long as any of the Notes are outstanding:


10.1.   TRANSACTIONS WITH AFFILIATES

              The Company will not permit any Restricted Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Restricted Subsidiary), except pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.


10.2.   MERGER, CONSOLIDATION, ETC.

              The Company will not consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person unless:

              (a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation, such corporation shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, the Other Agreements and the Notes, together with a favorable opinion of counsel satisfactory to each such holder covering such matters relating to such corporation and such assumption as such holder may reasonably request; and

              (b) immediately after giving effect to such transaction, no Default or Event of Default would exist;

              (c) immediately prior to and after giving effect to such transaction, the Company or such successor, as the case may be, would be permitted by the provisions of Sections 10.4 and 10.9 to incur at least $1.00 of additional Indebtedness and $1.00 of additional Restricted Indebtedness, respectively; and

              (d) in the case of any such transaction which would involve or result in a Change of Control, the Company shall have complied with Section 9.6.

              No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Notes.


10.3.   SALE OF ASSETS, ETC.

              The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Transfer, provided that the foregoing restriction does not apply to a Transfer if:

              (a) the property that is the subject of such Transfer constitutes either (i) inventory held for sale, or (ii) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Company or such Restricted Subsidiary or that is obsolete, and, in the case of any Transfer described in clause (i) or (ii), such Transfer is in the ordinary course of business (each such Transfer, an "ORDINARY COURSE TRANSFER"); or

              (b) such Transfer is from

               (i) a Restricted Subsidiary to the Company or another Restricted Subsidiary, or

               (ii)   the Company to a Restricted Subsidiary, or

               (iii) the Company to a Subsidiary (other than a Restricted Subsidiary) or from a Restricted Subsidiary to another Subsidiary (other than a Restricted Subsidiary) and in either case is for Fair Market Value, so long as immediately before and immediately after the consummation of such transaction, and after giving effect thereto, no Default or Event of Default exists or would exist (each such Transfer, an "INTERGROUP TRANSFER"); or

              (c) such Transfer is not an Ordinary Course Transfer or an Intergroup Transfer (such Transfers collectively referred to as "EXCLUDED TRANSFERS"), and all of the following conditions shall have been satisfied with respect thereto (the date of the consummation of such Transfer being referred to herein as the "PROPERTY DISPOSITION DATE"):

               (i) the book value of the assets included in such Transfer, together with the book value of the assets included in all other Transfers (other than Excluded Transfers) during the fiscal year which includes the Property Disposition Date, shall not exceed fifteen percent (15%) of Consolidated Assets as of the end of the most recent fiscal year;

               (ii) the book value of the assets included in such Transfer, together with the book value of the assets included in all other Transfers (other than Excluded Transfers) from January 1, 1998 through the Property Disposition Date, shall not exceed thirty percent (30%) of Consolidated Assets as of the end of the most recent fiscal year; and

               (iii) immediately after giving effect to such Transfer, no Default or Event of Default would exist and the Company would be permitted by the provisions of Sections 10.4 and
                      10.9 to incur at least $1.00 of additional Indebtedness and $1.00 of additional Restricted Indebtedness, respectively.

If, within twelve (12) months after the Property Disposition Date, the Company or a Restricted Subsidiary acquires assets similar to the assets included in the Transfer, then, only for the purpose of determining compliance with Sections 10.3(c)(i) and (ii), the lesser of the book value of the assets acquired or the book value of the assets included in the Transfer shall not be taken into account.


10.4.   INCURRENCE OF INDEBTEDNESS

              The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, guarantee, or otherwise become directly or indirectly liable with respect to any Indebtedness, unless on the date the Company or such Restricted Subsidiary becomes liable with respect to any such Indebtedness and immediately after giving effect thereto and to the substantially concurrent retirement of any other Indebtedness,

               (a)  no Default or Event of Default would exist, and

               (b) Consolidated Indebtedness would not exceed sixty percent (60%) of Consolidated Capitalization.

              For purposes of this Section 10.4, any Person becoming a Restricted Subsidiary after the date of this Agreement shall be deemed to have incurred all of its then outstanding Indebtedness at the time it becomes a Restricted Subsidiary.


10.5.   LIENS

              The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Restricted Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

              (a) Liens for taxes, assessments or other governmental charges the payment of which is not at the time required by Section 9.4;

              (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due;

              (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

              (d) any attachment or judgment Lien, unless the judgment or other obligation it secures (i) shall not, within ninety (90) days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within ninety (90) days after the expiration of any such stay or (ii) exceeds, together with the amounts of all other obligations secured by attachment or judgment Liens at the time existing in respect of property of the Company and its Restricted Subsidiaries, $5,000,000;

              (e) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

              (f) Liens on property or assets of the Company or any of its Restricted Subsidiaries securing Indebtedness or other obligations owing to the Company or to a Wholly Owned Restricted Subsidiary;

              (g) Liens existing on April 1, 1998 on the headquarters building owned by Lennox Commercial Realty Inc. and leased to Lennox Industries Inc. securing Indebtedness of Lennox Commercial Realty Inc. in the principal amount of $7,936,631 as of January 31, 1998;

              (h) any Lien renewing, extending or refunding any Lien permitted by Subsection (g) above, provided that (i) the principal amount of Indebtedness secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced, (ii) such Lien is not extended to any other property, and (iii) immediately after such extension, renewal or refunding no Default or Event of Default would exist and the Company would be permitted by the provisions of Sections 10.4 and 10.9 to incur at least $1.00 of additional Indebtedness and $1.00 of additional Restricted Indebtedness, respectively; and

              (i) other Liens not otherwise permitted by Subsections (a) through
(h) above, provided that (i) the total obligations secured by such other Liens shall not exceed 10% of Consolidated Capitalization and (ii) immediately after giving effect to the creation thereof, the Company would be permitted by the provisions of Sections 10.4 and 10.9 to incur at least $1.00 of additional Indebtedness and $1.00 of additional Restricted Indebtedness, respectively.

              For purposes of this Section 10.5, any Person becoming a Restricted Subsidiary after the date of this Agreement shall be deemed to have incurred all of its then outstanding Liens at the time it becomes a Restricted Subsidiary, and any Person extending, renewing or refunding any Indebtedness secured by any Lien shall be deemed to have incurred such Lien at the time of such extension, renewal or refunding.


10.6.   RESTRICTED PAYMENTS

              The Company will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or incur any liability to declare or make, any Restricted Payment, unless immediately after giving effect to such action:

              (a) no Default or Event of Default would exist; and

              (b) the Company would be permitted by the provisions of Sections
10.4 and 10.9 to incur at least $1.00 of additional Indebtedness and $1.00 of additional Restricted Indebtedness, respectively.


10.7.   CONSOLIDATED NET WORTH.

              The Company will not permit Consolidated Net Worth as at the last day of any fiscal quarter of the Company to be less than the sum of (a) $261,000,000, plus (b) 15% of its aggregate Consolidated Net Income (but only if a positive number) for the period beginning April 1, 1998 and ending at the end of each fiscal quarter thereafter.


10.8.   LIMITATION ON DIVIDEND RESTRICTIONS, ETC.

              The Company will not permit any Restricted Subsidiary to enter into, adopt, create or otherwise be or become bound by or subject to any contract or charter or by-law provision limiting the amount of, or otherwise imposing restrictions on the declaration, payment or setting aside of funds for the making of, dividends or other distributions in respect of the capital stock of such Restricted Subsidiary to the Company or another Restricted Subsidiary.


10.9.   LIMITATION ON RESTRICTED INDEBTEDNESS.

              The Company will not at any time permit the aggregate amount of Restricted Indebtedness to exceed 10% of Consolidated Capitalization.


10.10.  PREFERRED STOCK OF RESTRICTED SUBSIDIARIES.

              The Company will not permit any Restricted Subsidiary to issue or permit to remain outstanding any Preferred Stock unless such Preferred Stock is issued to and at all times owned and held by the Company or a Wholly-Owned Restricted Subsidiary.


10.11.  NO REDESIGNATION OF RESTRICTED SUBSIDIARIES.

              The Company will not designate any Restricted Subsidiary as, or take or permit to be taken any action that would cause any Restricted Subsidiary to become, an Unrestricted Subsidiary.


10.12.  EVENTS OF DEFAULT

              An "EVENT OF DEFAULT" shall exist if any of the following conditions or events shall occur and be continuing:

              (a) the Company defaults in the payment of any principal or Special Premium, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

              (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

              (c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), 9.6 or 10.2 through 10.11; or

              (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) or any Additional Covenant and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "NOTICE OF DEFAULT" and to refer specifically to this paragraph
(d) of Section 11); or

              (e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

              (f) (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $5,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $5,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment; or

              (g) the Company or any Restricted Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due,
(ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

              (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Restricted Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Restricted Subsidiaries, or any such petition shall be filed against the Company or any of its Restricted Subsidiaries and such petition shall not be dismissed within 60 days; or

              (i) a final judgment or judgments for the payment of money aggregating in excess of $5,000,000 are rendered against one or more of the Company and its Restricted Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

              (j) if (i) any Plan subject to the minimum funding standards of ERISA or the Code shall fail to satisfy such standards for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate amount of unfunded accrued plan benefit liabilities under all Plans subject to Title IV of ERISA, determined in accordance with Financial Accounting Standards Board Statement No. 87 or 132, as the case may be, as of the end of such Plans' most recently ended plan year on the basis of actuarial assumptions specified for funding purposes in such Plans' most recent actuarial valuation report, shall exceed $5,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Restricted Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Restricted Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Materially Adverse Effect.

As used in Section 11(j), the terms "EMPLOYEE BENEFIT PLAN" and "EMPLOYEE WELFARE BENEFIT PLAN" shall have the respective meanings assigned to such terms in Section 3 of ERISA.


12.     REMEDIES ON DEFAULT, ETC.


12.1.   ACCELERATION

              (a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

              (b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 66 2/3% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

              (c) If any Event of Default described in paragraph (a) or (b) of
Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

              Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Special Premium determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of Special Premium by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.   OTHER REMEDIES

              If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.


12.3.   RESCISSION

              At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 66 2/3% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and the Special Premium, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Special Premium, if any, and any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to the amendment and waiver provisions hereof, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.


12.4.   WAIVERS OR ELECTION OF REMEDIES, EXPENSES, ETC.

              No course of dealing and no delay on the part of any holder of any
Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16.1, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

                                                                      SCHEDULE B


                                  DEFINED TERMS



              As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

              "ADDITIONAL COVENANT" is defined in Section 9.7.

              "AFFILIATE" means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "AFFILIATE" is a reference to an Affiliate of the Company.

              "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, Chicago, Illinois or Dallas, Texas are required or authorized to be closed.

              "CAPITAL LEASE" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

              "CAPITAL LEASE OBLIGATION" means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

              "CHANGE OF CONTROL" is defined in Section 9.6.

              "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

              "CONSOLIDATED ASSETS" means the total assets of the Company and its Restricted Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Restricted Subsidiaries.

              "CONSOLIDATED CAPITALIZATION" means, at any time, the sum of Consolidated Net Worth and Consolidated Indebtedness.

              "CONSOLIDATED INDEBTEDNESS" means, as of any date of determination, the total of all Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Company and its Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Restricted Subsidiaries in accordance with GAAP.

              "CONSOLIDATED NET INCOME" for any period means the net income (or net loss) of the Company and its Restricted Subsidiaries for such period, determined in accordance with GAAP, excluding

              (a) the proceeds of any life insurance policy;

              (b) any gain arising from (1) the sale or other disposition of any assets (other than current assets) to the extent that the aggregate amount of gains exceeds the aggregate amount of losses from the sale, abandonment or other disposition of assets (other than current assets), (2) any write-up of assets, or (3) the acquisition by the Company or any Restricted Subsidiary of its outstanding securities constituting Indebtedness;

              (c) any amount representing the interest of the Company or any Restricted Subsidiary in the undistributed earnings of any other Person;

              (d) any earnings of any other Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or a Restricted Subsidiary and any earnings, prior to the date of acquisition, of any other Person acquired in any other manner; and

              (e) any deferred credit (or amortization of a deferred credit) arising from the acquisition of any Person.

              "CONSOLIDATED NET WORTH" means, at any time,

              (a) the sum of (i) the par value (or value stated on the books of the Company) of the capital stock (but excluding treasury stock and capital stock subscribed and unissued) of the Company and its Restricted Subsidiaries at such time plus (ii) the amount of paid-in-capital and retained earnings of the Company and its Restricted Subsidiaries at such time, in each case as such amounts would be shown on a consolidated balance sheet of the Company and its Restricted Subsidiaries as of such time prepared in accordance with GAAP, minus

              (b) to the extent included in clause (a), all amounts properly attributable to minority interests, if any, in the stock and surplus of Restricted Subsidiaries.

              "DEFAULT" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

              "DEFAULT RATE" means that rate of interest that is the greater of
(i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by The Chase Manhattan Bank in New York, New York as its "BASE" or "PRIME" rate.

              "DISTRIBUTION" means, in respect of any corporation, association or other business entity:

              (a) dividends or other distributions or payments on capital stock or other equity interest of such corporation, association or other business entity (except distributions in such stock or other equity interests); and

              (b) the redemption or acquisition of such stock or other equity interests or of warrants, rights or other options to purchase such stock or other equity interests (except when solely in exchange for such stock or other equity interests) unless made, contemporaneously, from the net proceeds of a sale of such stock or other equity interests.

              "ENVIRONMENTAL LAWS" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

              "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

              "EVENT OF DEFAULT" is defined in Section 11.

              "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

              "EXCLUDED TRANSFERS" is defined in Section 10.3.

              "EXISTING NOTE PURCHASE AGREEMENTS" means (i) the Agreements of Assumption and Restatement dated as of December 1, 1991 between the Company and the institutional investors parties thereto, (ii) the Note Purchase Agreements dated as of December 1, 1993 between the Company and the institutional investors parties thereto, and (iii) the Note Purchase Agreement dated as of July 6, 1995 between the Company and the institutional investors parties thereto.

              "FAIR MARKET VALUE" means, at any time and with respect to any property, the sale value of such property that would be realized in an arm's length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

              "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

              "GOVERNMENTAL AUTHORITY"  means

              (a) the government of

              (i) the United States of America or any State or other political subdivision thereof, or

              (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

              (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

              "GUARANTY" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such
Person:

              (a) to purchase such Indebtedness or obligation or any property constituting security therefor;

              (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

              (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

              (d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof. In any computation of the Indebtedness or other liabilities of the obligor under any

Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

              "HAZARDOUS SUBSTANCE" means any contaminant, pollutant or toxic or hazardous substance, and any substance that is defined or listed as a hazardous, toxic or dangerous substance under any Environmental Law or that is otherwise regulated or prohibited under any Environmental Law as a hazardous, toxic or dangerous substance.

              "HOLDER" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to
Section 10 of the Existing Note Purchase Agreements.

              "INDEBTEDNESS" with respect to any Person means, at any time, without duplication,

              (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

              (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

              (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

              (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

              (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money, but excluding in any event obligations in respect of (1) trade or commercial letters of credit issued for the account of the Company or a Restricted Subsidiary in the ordinary course of its business and (2) stand-by letters of credit issued to support obligations of the Company or a Restricted Subsidiary that do not constitute Indebtedness);

              (f) Swaps of such Person; and

              (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

              Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

              "INSTITUTIONAL INVESTOR" means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 10% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

              "INTERGROUP TRANSFER" is defined in Section 10.3.

              "LIEN" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

              "MATERIAL" means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Company and its Subsidiaries taken as a whole.

              "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or
(c) the validity or enforceability of this Agreement or the Notes.

              "MULTIEMPLOYER PLAN" means any Plan that is a "MULTIEMPLOYER PLAN" (as such term is defined in section 4001(a)(3) of ERISA).

              "NEW OWNER" is defined in Section 9.6.

              "NORRIS FAMILY" is defined in Section 9.6.

              "OFFICER'S CERTIFICATE" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

              "OTHER AGREEMENTS" means, when used in the case of an Existing Note Purchase Agreement referred to in clause (i) or (ii) of the definition thereof, the other substantially identical agreements entered into by the Company and other institutional investors in connection therewith.

              "ORDINARY COURSE TRANSFER" is defined in Section 10.3.

              "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

              "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

              "PLAN" means an "EMPLOYEE BENEFIT PLAN" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

              "PREFERRED STOCK" means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

              "PROPERTY" or "PROPERTIES" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

              "PROPERTY DISPOSITION DATE" is defined in Section 10.3.

              "PURCHASE DATE" is defined in Section 9.6.

              "QPAM EXEMPTION" means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

              "REQUIRED HOLDERS" means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

              "RESPONSIBLE OFFICER" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

              "RESTRICTED INDEBTEDNESS" means, without duplication, (i) Indebtedness of the Company or any Restricted Subsidiary which is secured by a Lien not otherwise permitted under subsections (a) through (h) of Section 10.5, and (ii) Indebtedness of a Restricted Subsidiary owing to any Person other than the Company or a Wholly-Owned Subsidiary.

              "RESTRICTED PAYMENT" means any Distribution in respect of the Company or any Restricted Subsidiary (other than on account of capital stock or other equity interests of a Restricted Subsidiary owned legally and beneficially by the Company or another Restricted Subsidiary), including, without limitation, any Distribution resulting in the acquisition by the Company of Securities which would constitute treasury stock. For purposes of this Agreement, the amount of any Restricted Payment made in property shall be the greater of (x) the Fair Market Value of such property (as determined in good faith by the board of directors (or equivalent governing body) of the Person making such Restricted Payment) and (y) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.

              "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company which is (a) listed as a Restricted Subsidiary in Schedule C attached hereto or (b) organized under the laws of, and conducts substantially all of its business and maintains substantially all of its property and assets within, the United States or any state thereof (including the District of Columbia).

              "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

              "SECURITY" has the meaning set forth in Section 2(1) of the Securities Act.

              "SENIOR FINANCIAL OFFICER" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

              "SUBSIDIARY" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "SUBSIDIARY" is a reference to a Subsidiary of the Company.

              "SWAPS" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

              "TRANSFER" means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including capital stock of, or a Security issued by, a Subsidiary.

              "UNRESTRICTED SUBSIDIARY" means any Subsidiary other than a Restricted Subsidiary.

              "VOTING RIGHTS" is defined in Section 9.6.

              "WHOLLY-OWNED RESTRICTED SUBSIDIARY" or "WHOLLY-OWNED SUBSIDIARY" means, at any time, any Restricted Subsidiary or Subsidiary, respectively, one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Restricted Subsidiaries or Wholly-Owned Subsidiaries, respectively, at such time.

                                                                      SCHEDULE C


                     LENNOX INTERNATIONAL INC. SUBSIDIARIES
                             AS OF JANUARY 31, 1998
                                     PAGE 1


SUBSTANTIAL                                                                                     LOCATION OF
NAME                                 OWNERSHIP   JURISDICTION OF INC.  RESTRICTED/UNRESTRICTED  OPERATING ASSETS
----                                 ---------   --------------------  -----------------------  ----------------
(1) LENNOX INDUSTRIES INC.           100%        Iowa                  Restricted               United States
      SEE ATTACHED CHART

(2) HEATCRAFT INC.                   100%        Mississippi           Restricted               United States


(3) HEATCRAFT TECHNOLOGIES INC.      100%        Delaware              Restricted               United States


(4) ARMSTRONG AIR CONDITIONING INC.  100%        Ohio                  Restricted               United States


(5) LENNOX FOREIGN SALES CORP.       100%        U.S. Virgin Islands   Unrestricted             N/A


(6) LENNOX COMMERCIAL REALTY INC.    100%        Iowa                  Restricted               United States


(7) LENNOX GLOBAL LTD.               100%        Delaware              Unrestricted             United States
      See Attached Chart

                     LENNOX INTERNATIONAL INC. SUBSIDIARIES
                             AS OF JANUARY 31, 1998
                                     PAGE 2


SUBSTANTIAL                                                                                          LOCATION OF
NAME                                   OWNERSHIP    JURISDICTION OF INC.   RESTRICTED/UNRESTRICTED   OPERATING ASSETS
----                                   ---------    --------------------   -----------------------   ----------------
LENNOX INDUSTRIES INC.

(a) Products Acceptance Corporation    100%         Iowa                   Restricted                N/A

(b) Lennox Industries (Canada) Ltd.    100%         Canada                 Unrestricted              Canada

(c) Lennox Industries SW Inc.          100%         Iowa                   Restricted                N/A

(d) Lennox Manufacturing Inc.          100%         Delaware               Restricted                United States

                     LENNOX INTERNATIONAL INC. SUBSIDIARIES
                             AS OF JANUARY 31, 1998
                                     PAGE 3


SUBSTANTIAL                                                                                          LOCATION OF
NAME                                   OWNERSHIP    JURISDICTION OF INC.   RESTRICTED/UNRESTRICTED   OPERATING ASSETS
----                                   ---------    --------------------   -----------------------   ----------------
LENNOX GLOBAL LTD.

(a) UK Industries Inc.                 100%         Delaware               Unrestricted              N/A

(b) UK Global Ltd.                     100%         Delaware               Unrestricted              N/A

(c) Lennox Australia Pty. Ltd.         100%         Australia              Unrestricted              Australia

(d) LGL Asia-Pacific Pte. Ltd.         100%         Rep. of Singapore      Unrestricted              Singapore

(e) LGL (Australia) Pty. Ltd.          100%         Australia              Unrestricted              Australia

(f) LGL de Mexico, S.A. de C.V.         99%         Mexico                 Unrestricted              Mexico

(g) Ets. Brancher S.A.                  70%         France                 Unrestricted              France

    (1) SEE ATTACHED CHART

                     LENNOX INTERNATIONAL INC. SUBSIDIARIES
                             AS OF JANUARY 31, 1998
                                     PAGE 4


SUBSTANTIAL                                                                                          LOCATION OF
NAME                                   OWNERSHIP    JURISDICTION OF INC.   RESTRICTED/UNRESTRICTED   OPERATING ASSETS
----                                   ---------    --------------------   -----------------------   ----------------
ETS. BRANCHER S.A.

(a) HCF-Lennox Limited                   100%       United Kingdom         Unrestricted              United Kingdom

    (1) Lennox Industries                100%       United Kingdom         Unrestricted              United Kingdom

        (A) Environheat Limited          100%       United Kingdom         Unrestricted              N/A

(b) HCF Lennox S.A.                      100%       France                 Unrestricted              France

    (1) SEE ATTACHED CHART

(c) Frinotech S.A.                     99.68%       France                 Unrestricted              N/A

(d) Friga-Bohn S.A.                      100%       France                 Unrestricted              France

    (1) Friga-Bohn
        Warmeauslauscher GmbH            100%       Germany                Unrestricted              Germany
    (2) ERSA                            79.5%       Spain                  Unrestricted              Spain
    (3) West                              80%       Italy                  Unrestricted              Italy
    (4) Friga-Coil                        50%       Czech Republic         Unrestricted              Czech Republic
    (5) Herac Ltd.                       100%       United Kingdom         Unrestricted              N/A

(e) SCI Geraval                        99.83%       France                 Unrestricted              France

(f) SCI Groupe Brancher                   76%       France                 Unrestricted              France

                     LENNOX INTERNATIONAL INC. SUBSIDIARIES
                             AS OF JANUARY 31, 1998
                                     PAGE 5


SUBSTANTIAL                                                                                          LOCATION OF
NAME                                   OWNERSHIP    JURISDICTION OF INC.   RESTRICTED/UNRESTRICTED   OPERATING ASSETS
----                                   ---------    --------------------   -----------------------   ----------------
HCF LENNOX S.A.

(a) Refac B.V.                         100%         Netherlands            Unrestricted              Netherlands

    (1) Refac NV                       100%         Belgium                Unrestricted              Belgium
    (2) Refac Nord GmbH                100%         Germany                Unrestricted              N/A
        (A) Refac West GmbH            100%         Germany                Unrestricted              N/A
    (3) Refac Kalte-Klima
        Technik Vertriebs GmbH          50%         Germany                Unrestricted              N/A
    (4) Refac UK Ltd.                  100%         United Kingdom         Unrestricted              United Kingdom

(b) Hyfra GmbH                         100%         Germany                Unrestricted              Germany

(c) Lennox-Refac S.A.                  100%         Spain                  Unrestricted              Spain

    (1) Redi Andalucia S.A.             70%         Spain                  Unrestricted              N/A
    (2) Lennox Refac                   100%         Portugal               Unrestricted              N/A
    (3) Redi Sur Andalucia S.A.         70%         Spain                  Unrestricted              N/A
    (4) Deutsche Bronswerk GmbH        100%         Germany                Unrestricted              Germany
    (5) Bronswerk Refac GmbH           100%         Germany                Unrestricted              Germany